Exhibit 10.14

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 230.406.

Transfer, License and Supply Agreement

between

Merck GesmbH

Zimbagasse 5

A-1 147 Vienna, Austria

(“Merck”),

and

Nitec Pharma AG

Kagenstr 17,

4153 Reinach, Switzerland

(“Nitec AG”)

and

Nitec GmbH

Joseph-Meyer-Str. 13 –15

68167 Mannheim, Germany

(“Nitec Germany”)

Nitec AG and Nitec Germany are collectively referred to as “Nitec”

(all, Nitec AG, Nitec Germany and Merck are the “Parties” and each of them – as the case may be – a “Party”)

Preamble

1.	Whereas, Merck KGaA having its registered office at Frankfurter Str. 250, 64271 Darmstadt, Germany, (“Merck KGaA”) is the parent company of Merck;

2.	Whereas, Nitec AG and Merck KGaA as of October 1st, 2004 have concluded a Technology Transfer Agreement (“TTA”) under which the rights of Merck’s development activities regarding the medicinal product Prednison Night Time Release for the indication rheumatoid arthritis have been transferred to Nitec AG. Nitec has further developed the Project (as defined in the TTA) and owns any rights relating to the PRODUCT, as defined;

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3.	Whereas, under the TTA Merck KGaA has been granted by Nitec AG the option to obtain exclusively the distribution and marketing rights pertaining to the PRODUCT in Germany and Austria and desires to make use of this option in Austria via Merck;

4.	Whereas, Merck Austria wishes to apply for reimbursement of the PRODUCT within the Austrian Reimbursement Code and further market and sell the PRODUCT once the reimbursement status has been approved;

5.	Whereas, Nitec AG, through Nitec Germany, has applied for the MARKETING AUTHORIZATION for the PRODUCT in Austria with the competent authority thereby becoming a Marketing Authorization Holder (“MAH”), as defined in § 2 subp. 13a Arzneimittelgesetz (“AMG”);

6.	Whereas, Nitec AG is willing to cause Nitec Germany to transfer the MARKETING AUTHORIZATION to Merck, if and when the MARKETING AUTHORIZATION has been obtained by Nitec Germany;

7.	Whereas, Nitec AG is the owner of the registered trademark “Lodotra” and whereas, Nitec AG is willing to grant Merck an exclusive licence in the TERRITORY to use the TRADEMARK;

8.	Whereas, neither Nitec AG nor Nitec Germany are holder of manufacturing authorizations and whereas, Nitec AG has entrusted third parties with the manufacture of the PRODUCT.

9.	Whereas, Nitec AG – through Nitec Germany– intends to apply for additional marketing authorizations for products which are – except its names – identical with the PRODUCT (“Duplicate Authorization”) and wheras, Nitec will not make any use of these authorizations in the TERRITORY.

Now, therefore, the Parties agree as follows:

Article 1 - Definitions

As used in this AGREEMENT, the following words and phrases shall have the following meanings:

“AGREEMENT” means this Transfer, License and Supply Agreement between the Parties as set out and described herein.

“ANNUAL MINIMUM SALES” shall mean […***…] of the TARGET SALES.

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“EU AVERAGE PRICE” means the arithmetic mean of all officially available prices (EX FACTORY or pharmacy purchasing prices) of the PRODUCT within the European Union.

“EX FACTORY PRICE” is the list price of the PRODUCT without discounts by Merck to each independent customer.

“LAUNCH” refers to the day on which the PRODUCT is included into the “Yellow Box” of the Reimbursement Code in the TERRITORY.

“MARKETING AUTHORIZATION” shall mean the authorization and related documents granted by the Austrian competent authority, the Bundesamt fur Sicherheit im Gesundheitswesen (“AGES PharmMed”) for the marketing, distribution and sale of the PRODUCT in the TERRITORY.

“PRODUCTION COSTS” are all costs incurred by Nitec in the complete provision of PRODUCT to one of Merck’s supply depots.

“PRODUCT” shall mean the medicinal product in its finished form ready for sale in the TERRITORY and in accordance with the SPECIFICATIONS described in Appendix 1 attached hereto.

“RED BOX” means the area of restricted reimbursement for all products following an application for reimbursement within the Austrian Reimbursement Code. The RED BOX spans the time from application until the official decision on acceptance or denial of reimbursement (evaluation phase). Reimbursement in the RED BOX is subject to ex ante control by the head medical service of the Austrian social insurance companies. The EX FACTORY PRICE in the RED BOX equals the actual EU AVERAGE PRICE.

“SPECIFICATIONS” means the specifications for PRODUCT (including shelf life), as per Quality/Technical agreement.

“TARGET SALES” shall mean the target sales as set forth in Appendix 2, such sales of the PRODUCT in the TERRITORY by Merck shall be those reported by IMS or by any other source mutually agreed by the Parties offering a service similar to the one currently offered by IMS. At the date of signature of this AGREEMENT Appendix 2 is a preliminary estimation and the definite number will be calculated in accordance with the actual daily therapy costs and the special reimbursement requirements as detailed below (YELLOW BOX). An example calculation is incorporated in Appendix 2.

“TERM” shall mean the term set forth in Section 16.1.

“TERRITORY” shall mean the territory of Austria.

“TRADEMARK” shall mean the trademark “Lodotra”, reg. no. 877023 registered with the World International Property Organisation for the EU and other territories used in

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conjunction with the design attached hereto as Appendix 2. If this TRADEMARK should be rejected by the AGES PharmMed in connection with the application for the MARKETING AUTHORIZATION for PRODUCT filed by Nitec Germany, Nitec shall use an alternative trademark for the PRODUCT, such alternative trademark to become automatically the TRADEMARK.

“YELLOW BOX” means the area of restricted reimbursement for innovative products within the Austrian Reimbursement Code. Precise rules on reimbursed indications, subsets of patients and/or special requirements for prescribing physicians (“Regelvorschlag”) apply for all products within the YELLOW BOX and are determined during the application phase. Reimbursement is subject to ex ante or post hoc control by the head medical service of the Austrian social insurance companies. The EX FACTORY PRICE in the YELLOW BOX in general lies beneath the actual EU average price.

Article 2 - Transfer and License

2.1	Subject to the terms and conditions of this AGREEMENT, Nitec AG hereby untertakes to transfer to Merck – through Nitec Germany – the MARKETING AUTHORIZATION for the PRODUCT and hereby grants to Merck an exclusive licence to use the TRADEMARK for the PRODUCT during the TERM of this AGREEMENT in the TERRITORY. The term exclusive license shall mean for the purpose of this AGREEMENT that Nitec shall not grant a license to use the TRADEMARK in the TERRITORY to any other party.

2.2	Merck is not entitled to transfer, assign or sublicense its granted rights pursuant to Article 2.1 without the prior written consent of Nitec AG.

2.3	Merck shall be considered as an independent contractor and shall not be considered a partner, agent or representative of Nitec. As such, no Party shall have the authority to create or assume any obligation in the name of the other Party nor to bind the other Party in any manner whatsoever.

Article 3 - Marketing Authorization and Trademark

3.1	When the MARKETING AUTHORIZATION in the TERRITORY has been obtained by Nitec Germany, Nitec AG shall cause Nitec Germany to transfer to Merck for the duration of this AGREEMENT the MARKETING AUTHORIZATION and shall license the TRADEMARK to Merck for Merck’s exclusive use hereof, in each case limited to the TERRITORY.

3.2	Merck shall not market, sell and distribute the PRODUCT in the TERRITORY under any other name than the TRADEMARK.

3.3	At Merck’s sole expense, Merck agrees to (a) maintain the transferred MARKETING AUTHORIZATION in the TERRITORY, (b) diligently promote,

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market. sell and distribute the PRODUCT in the TERRITORY and (c) promptly assign back to Nitec Germany or any other party, designated by Nitec Germany, the MARKETING AUTHORIZATION and relating rights in the TERRITORY upon termination of this AGREEMENT.

3.4	If at any time during the TERM of this AGREEMENT either Party shall become aware of any infringement or threatened infringement by a third party of the TRADEMARK or any other right belonging to one of the Parties pursuant to this AGREEMENT, the Party having the knowledge thereof shall give prompt notice to the other Party, and the Parties shall consult as to the action to be taken. Any such action shall be taken by Nitec AG at the cost of Nitec AG. Merck may, at its own cost, assist Nitec AG holding the TRADEMARK infringed upon or threatened to be infringed upon in taking legal action against such infringement or threatened infringement.

3.5	Upon termination of this AGREEMENT, Merck’s right to use the TRADEMARK ceases.

Article 4 - Maintenance of Marketing Authorization, Reimbursement

4.1	Merck shall make all declarations and filings to maintain the MARKETING AUTHORIZATION provided that Nitec Germany maintains and updates its international filing such as that within the Decentralized Procedure the national license can be adequately maintained. Nitec Germany has to provide Merck a copy of the relevant documents so that Merck can fulfill this obligation.

Merck shall provide Nitec Germany with drafts of all documents other than those provided by Nitec to Merck to be submitted and shall obtain Nitec Germany’s written consent prior to any submission to any regulatory authority in connection with the subject matters of this agreement. Nitec Germany shall not unreasonably withhold or delay its consent. Merck shall provide Nitec Germany with copies of all such submissions including all documents submitted other than those provided by Nitec to Merck.

4.2	Merck shall make all declarations and filings to apply for inclusion of the PRODUCT into the YELLOW BOX of the Austrian Reimbursement Code at Merck’s own expense. Nitec Germany shall provide Merck with all documents and certificates required for this application.

4.3	The exact date of this application for the YELLOW BOX shall be determined by Nitec AG’s ability to deliver minimum quantities of the PRODUCT, required for this application, to Merck and shall not occur later than 6 weeks after the delivery of such minimum quantities to Merck.

4.4	It is understood by all parties that during the evaluation phase of Merck’s application for reimbursement (RED BOX), sales of the PRODUCT will be close to zero.

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4.5	The PRODUCT, subject to Nitec AG’s ability to deliver the PRODUCT, shall be launched as soon as possible but in no event later than […***…] after it has; been officially included into the YELLOW BOX.

4.6	If LAUNCH of the PRODUCT shall be delayed due to reasons beyond reasonable control of Merck and Nitec, Parties will share those resulting losses […***…] which are caused by a reduction of the shelf-life to less than […***…]. Sharing of such losses shall lead to reimbursement of payments already made by Merck for purchase of the PRODUCT whose shelf-life is so reduced.

4.7	Should the application for the YELLOW BOX fail to succeed, representatives of both Parties shall discuss in good faith whether this AGREEMENT could be modified in the best interest of both parties.

4.8	Should the application for the YELLOW BOX fail to succeed, the costs for the application for the YELLOW BOX, in total 7700€ (§2 Abs. 1 der 1. Änderung der Verfahrenskostenordnung) will be shared between Merck and Nitec AG in equal parts.

Article 5 - Marketing and Sales Activities

5.1	Merck will perform all industry-standard and customary pre-marketing activities […***…] prior to the envisaged LAUNCH of the PRODUCT.

5.2	Merck will use its commercially reasonable efforts to market the PRODUCTS comparable to the common practice of the industry for products of a comparable market size.

5.3	Merck agrees that all material used in connection with the promotion and distribution of the PRODUCT shall comply with the applicable law and any information contained in such material shall be consistent with the MARKETING AUTHORIZATION.

The marketing plan of the PRODUCT for the following year shall be presented and provided to Nitec AG during the fourth quarter of each year.

5.4	No written or printed material relating to the PRODUCT shall be used by Merck without Nitec AG’s prior written consent. Any information on written or printed materials provided to Nitec AG shall be subject to Article 12. If within five (5) business days after receipt of such material, Nitec AG or Nitec Germany does not inform Merck, that it objects to the presented materials or, if Nitec AG or Nitec Germany, in case of objections, within five (5) more working days do not inform Merck in writing of the reasons for the objection, such material shall be considered approved by Nitec AG. The consent of Nitec AG may not be unreasonably withheld.

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Merck shall not initiate and/or conduct any Phase III/IV clinical studies for the PRODUCT without Nitec AG’s prior written consent.

5.5	Each Party will provide the other free of charge with the results of its market research activities for the PRODUCT in the TERRITORY. Additionally, Nitec AG shall provide Merck with all results obtained by studies conducted by or on behalf of Nitec AG in relation to the indication rheumatoid arthritis.

5.6	Within […***…] following each calendar quarter, Merck shall send to Nitec a copy of the Merck’s internal sales report covering the preceding quarter. Each such quarterly sales report shall show the total distribution of the PRODUCT (sales) in units and values for each dosage form.

The sales report shall include separate figures for wholesaler and hospital supply.

During the twelve (12) month period starting with the first commercial introduction Merck will provide Nitec AG monthly sales (in units and values).

Each Party shall inform the other Party of any proposed and/or approved regulations and/or laws which could influence the sales of the PRODUCT

5.7	Should Merck not reach TARGET SALES or, respectively, the ANNUAL MINIMUM SALES as agreed upon same shall not be regarded as a breach of this AGREEMENT. Upon such occurrence representatives of both Parties shall propose measures to reach the TARGET SALES. The evaluation of achieved versus TARGET SALES will be performed every […***…] months.

5.8	Should ANNUAL MINIMUM SALES not be reached in any […***…] (the first such period to commence upon LAUNCH) during the TERM due to reasons not attributable to Nitec and/or the third party manufacturer, and same shall not be remedied within […***…] after respective notice by Nitec to Merck. Nitec reserves the right to terminate this AGREEMENT. Prior to such termination, however, representatives of both Parties shall discuss in good faith whether this AGREEMENT could be modified in the best interest of both parties.

5.9	For the purposes of Art. 5.6 and 5.7, the sales of the PRODUCT in the TERRITORY by Merck shall be those reported by IMS or by any other source mutually agreed by the Parties offering a service similar to the one currently offered by IMS. Monthly hospital sales reported by Merck during the twelve (12) month period starting with the first commercial introduction will be based on Merck data solely, since no comparable data exist with IMS or other sources.

Article 6 - Ex factory Price

6.1	Merck shall use its reasonable best efforts to convince the Austrian Health Insurance Institutions (Hauptverband der österreichischen Sozialversiche-

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rungsträger) about the additional benefit of the PRODUCT compared to immediate-release glucocorticoid tablets to justify inclusion into the YELLOW BOX.

6.2	The target EX FACTORY PRICES and the reimbursement rules (“Regelvorschlag”) will be discussed by the Parties sufficiently in advance of the application for reimbursement and prior to all negotiations with the Health Insurance Institutions. The EX FACTORY PRICE shall be further discussed by the Parties upon either Party’s written request at any time in light of the then current market situation.

6.3	In case of reductions of the price imposed by the Health Insurance Institutions or the possibility of such price reductions, Merck shall promptly notify Nitec and shall use its reasonable best efforts as described in section 6.1 to avoid or at least delay such occurence.

Article 7 - Supply and Orders

7.1	Merck agrees to exclusively purchase from Nitec AG, all of Merck’s requirements of the PRODUCT. Nitec AG hereby agrees to use commercially reasonable efforts to meet Merck’s requirements for the PRODUCT. Nitec AG is entitled to have the PRODUCT in its name directly delivered by the third party manufacturer under contract to Merck. For the avoidance of doubt, Nitec AG remains liable for the delivery of the PRODUCT.

7.2	Merck will internally combine purchase orders for PRODUCT to reach minimum purchase order amounts agreed between Nitec AG and Merck Pharma GmbH, Germany, specifying in each case which portion of an order is designated to be sold in Austria or in Germany.

7.3	The PRODUCT will be delivered in accordance with the SPECIFICATIONS as per Quality/Technical Agreement.

7.4	The Parties shall agree upon the packaging design which shall comply with the legal requirements in the TERRITORY.

7.5	At the end of each calendar quarter Merck shall provide Nitec AG with a written non-binding rolling forecast of Merck’s requirements of the PRODUCT, per month, for the next […***…]. The first rolling forecast shall be provided to Nitec AG at the same time as placement of first purchase order. Orders shall also be placed at the end of each calendar quarter.

7.6	The PRODUCT will be shipped DDP (Incoterms 2000) to one certain location in the Territory specified by Merck according to the product specifications and together with certificate of analysis confirmed by the signature of an EU Qualified Person as well as according to the requirements of the Arzneimittelbetriebsordnung AMBO, especially regarding temperature control.

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Article 8 - QUALITY of the PRODUCT

8.1	The PRODUCT to be delivered by a third party manufacturer in the name of Nitec AG to Merck hereunder shall be finished and released goods, be free from defects, conform to the analysis certificates which are delivered with the PRODUCT and will be in accordance with the SPECIFICATIONS for the PRODUCT and end-released by the EU Qualified Person of Nitec or the manufacturer. Nitec assures that all third party manufacturer at any time comply with the requirements of the Arzneimittelbetriebsordnung (AMBO) and of the EC-Guideline of Good Manufacturing Practice for medicinal products, Part I: Basic requirements for medicinal products (GMP) and that the quality of the PRODUCT complies with the MARKETING AUTHORIZATION dossier.

Further details concerning manufacturing, specifications and the supply relationship shall be set forth in the Quality/Technical Agreement to be concluded in due course.

8.2	The provisions contained in § 377 Handelsgesetzbuch shall not be applicable. Merck shall, however, inspect PRODUCT (including temperature data logger logs) delivered within five (5) working days of receiving delivery and shall inform the party effecting the delivery (with a copy to Nitec AG) within such five day period of any shortages, defects or obvious off specification characteristics. Other defects have to be reported promptly upon discovery, but in no event later than five (5) working days after such discovery.

Article 9 - Supply Price and Terms of Payment

9.1.	The prices to be paid by Merck to Nitec AG for the PRODUCT (including samples) shall be at the higher of (i) […***…] of the EX FACTORY PRICES or (ii) PRODUCTION COSTS plus […***…] of the EX FACTORY PRICES. In the event that the PRODUCT becomes subject to mandatory reimbursements imposed by the authorities (e.g. Zwangsrabatte), NITEC AG and Merck shall share the economic burden of such mandatory reimbursements as follows:

•	In the event that Merck has paid NITEC AG according to lit. (i) above Nitec AG shall re-imburse to Merck […***…] of the reduction amounts actually paid by Merck to the authorities.

•

In the event that Merck has paid NITEC AG according to lit. (ii) above Nitec AG shall re-imburse to Merck the share of the reduction amounts actually paid by Merck to the authorities which is equal to PRODUCTION COSTS plus […***…] of the EX FACTORY PRICE divided by the EX FACTORY PRICE. Reimbursements by NITEC AG shall be limited to […***…] of the EX FACTORY PRICES.

In the event, should the price to be paid by Merck to Nitec AG for the PRODUCT exceed […***…] of the EX FACTORY PRICES, representatives of

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both Parties shall discuss in good faith whether this AGREEMENT could be modified in the best interest of both parties, or rather be terminated by Merck.

9.2.	Invoices shall be payable without discount within […***…] days from the date of invoice.

Article 10 - General Obligations of Merck

Merck shall have the following general obligations:

10.1	Merck shall comply with all applicable laws and regulations, especially with the AMG and the AMBO.

10.2	Merck will use its reasonable best efforts to further the marketing, selling and distribution of the PRODUCT in the TERRITORY in accordance with the terms of this AGREEMENT and to obtain the relevant authorizations, if any;

10.3	Merck shall promptly respond to all inquiries from customers, including complaints, process all orders, and shall effect all dispatches of the PRODUCT.

10.4	Merck shall promptly provide Nitec AG with written reports of any importation or sale of the PRODUCT in the TERRITORY of which Merck has knowledge from any source other than Nitec AG, as well as with any other information related to the PRODUCT, which Nitec AG may reasonably request in order to be updated on the market conditions in the TERRITORY

10.5	The parties shall agree upon the packaging design which shall comply with the legal requirements in the Territory and the internal guidelines of Merck. In case Merck requests a change of the packaging or related information material and such request is beyond customary practice in the industry (e.g. with regard to either reasonableness of the change or frequency of requested changes) or results in a material cost increase, the additional costs resulting from such request shall be borne by Merck. Merck shall inform Nitec of any requirements for changes of the packaging, labeling or patient information in the Territory.

10.6	The Parties agree to establish a joint product committee to meet regularly, at least every four (4) months, to evaluate marketing and sales performance as related to annual sales and purchase plans delivered to Nitec AG according to Article 7.5 of this AGREEMENT.

Article 11 - General Obligations of Nitec

Nitec shall have the following obligations during the TERM of this AGREEMENT:

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11.1	Nitec AG shall enable Merck to file the required notice with the AGES PharmMed relating to the transfer of the MARKETING AUTHORIZATION to Merck (Austria or Germany) in accordance with § 25 AMG and informs Merck of that notification by copy.

112	Nitec AG will supply Merck with all presently available or future documents and information concerning the PRODUCT as far as such documents and information are needed by Merck for the fulfillment of its obligations under this AGREEMENT, including the assessment report of the reference member state for submission to the Hauptverband and the complete dossier for the PRODUCT.

11.3	Nitec AG will provide Merck with examples for technical literature, promotional and advertising material, etc. as both Parties consider to be reasonably sufficient to promote sales of the PRODUCT in the TERRITORY and as far as available within Nitec.

Article 12 - Secrecy

12.1	The Parties agree and undertake that they will keep secret all disclosures by the other Party, written or oral, made either before or during the TERM of this AGREEMENT. The receiving Party will not without the prior written consent of the other Party use, except as expressly contemplated by this AGREEMENT, or disclose to any third party any information relating to the PRODUCTS learned by or disclosed to the other Party pursuant to or in connection with this AGREEMENT (together “Information”).

12.2	The confidentiality obligations hereinabove mentioned shall not apply to:

a)	Information in the public domain

b)	Information known by the receiving Party before the date hereof and which the receiving Party can conclusively prove that it was not obtained, directly or indirectly from the disclosing Party.

c)	Information legally obtained by the receiving Party after the date hereof from a third party which has it in its possession legally.

d)	Information which the receiving Party is legally obliged to reveal to authorities or clients.

12.3.	The provisions of this Article shall remain in force during the period of this AGREEMENT and for a further period of two (2) years after the termination thereof.

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Article 13 - Responsibility, Liability and Indemnification

13.1	Merck shall be responsible for fulfilling and securing all requirements, regulations, licenses and permissions which are necessary to distribute, sell and market the PRODUCT in finished form in the TERRITORY.

13.2	Nitec AG indemnifies Merck from all damages arising out of any negligent or willful breach of its obligations according to this AGREEMENT or arising out of the use by Merck in the performance of this AGREEMENT of information or data disclosed by Nitec pursuant to this AGREEMENT.

Subject to the limitations of Section 13.4, Nitec AG will indemnify Merck and its Affiliates (and their respective officers, directors and employees) from and against any and all damages sustained or incurred by any of them because of any third party personal injury or wrongful death claim to the extent such damages arise out of: (i) the negligence or wilful misconduct of Nitec or its Affiliates (or their respective officers, directors or employees), (ii) any breach by Nitec of any provision of this AGREEMENT, including without limitation any PRODUCT warranty made by Nitec in this AGREEMENT; or (iii) any latent defect in PRODUCT. Nitec AG will indemnify and hold Merck and its Affiliates (and their respective officers, directors and employees) harmless from and against any and all damages sustained or incurred by any of them to the extent that they arise out of any third party claim of violation or infringement of any proprietary right of said third party relating to Nitec’s proprietary information used in the manufacture of PRODUCT. Notwithstanding the foregoing, Nitec shall have no such indemnity obligation to the extent such third party claims are based on, arise out of, or are caused by, the negligence or wilful misconduct of Merck or its Affiliates (or their respective officers, directors or employees).

Upon filing of any such claim, Merck shall immediately notify Nitec AG in writing and shall offer Nitec AG to control the defense against any such claim. If Nitec AG declines the offer to so control the defense, then Merck shall keep Nitec AG fully informed at all times of its own measures to defend such claim and shall allow Nitec AG to comment on any material measures prior to Merck taking such measures in the course of the defense. Any settlement or acknowledgement of such claim or any waiver of a defense by Merck shall require the prior written consent of Nitec AG. Failure to obtain such consent shall exclude Merck’s right to recover damages under this section 14 for the respective claim.

13.3	Merck, subject to the limitations in Section 13.4, indemnifies Nitec from all damages arising out of the breach of any obligation of Merck according to this AGREEMENT. Merck will indemnify Nitec for all damage resulting from any third party claims against Nitec, which arise from the distribution, marketing and sale of the PRODUCTS, if not attributable to Nitec as per clause 13.2. Upon filing of any such claim, Nitec shall immediately notify Merck and the third full paragraph of section 13.2 shall apply mutatis mutandis.

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13.4	Subject to mandatory law, neither party shall be liable or responsible for any exemplary, punitive, special, indirect, consequential or incidental damages of any kind whether based on contract, tort (including negligence), strict liability, or any other theory or form of action even if a party has been advised of the possibility thereof.

Article 14 - Exchange of Information and Pharmacovigilance

14.1.	The Parties shall keep each other informed on all matters related to the PRODUCT and on any information received from any source concerning adverse drug reactions coming to either Party’s knowledge with regard to the PRODUCT.

14.2	Merck is responsible for fulfilling the documentation and reporting obligations in accordance with the legal requirements. Independently of any national reporting requirements, the Parties hereto shall in relation to the PRODUCT report to each other all serious adverse events from clinical trials with a reasonable suspicion of causal relationship to the administered PRODUCT and all serious spontaneously reported suspected adverse drug reactions.

14.3	In any case where a change in the risk-benefit-ratio becomes evident or risk minimizing steps due to adverse drug reactions seem to be necessary (e.g. change of the label, PRODUCT information, special information/warnings to the medical profession, patients, authorities or recall of the PRODUCT), the Parties hereto will inform each other without delay and harmonise further measures as appropriate. Such exchange of information is realised through direct contacts between the appropriately qualified persons responsible for pharmacovigilance of each party. Therefore, both Parties undertake to inform each other on any change in the responsible persons, the address, telephone and fax-numbers.

14.4	Any information on drug safety issues as pointed out above shall be furnished by a Party to the other Party in the English language.

14.5	Nitec GmbH will be responsible for preparing the periodic safety update reports and will maintain the respective EU database in accordance with the law and shall provide copies of same to Merck.

14.6	Merck agrees that the obligations of Nitec may be performed by a third party selected by Nitec. Further details will be set forth in the Safety Data Exchange AGREEMENT between Nitec and Merck to be concluded in due course.

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Article 15 - Non Competition

Within the first […***…] following the LAUNCH of the PRODUCT, Merck shall refrain from launching oral glucocorticoids in the indication “rheumatoid arthritis”.

Article 16 - Term and Termination

16.1	Term

This AGREEMENT shall take effect as of the signature by all parties and, unless otherwise terminated as provided in this AGREEMENT, shall remain in full force and effect for a period of 10 (ten) years as of the LAUNCH.

Thereafter, the AGREEMENT will be automatically renewed for successive periods of […***…] until terminated by either Party giving 12 (twelve) months prior written notice to the other Party.

16.2	Termination

Notwithstanding other rights to terminate this AGREEMENT pursuant to Art. 16.1, this AGREEMENT may be terminated with immediate effect in accordance with the following provisions:

a)	Either Party may terminate this AGREEMENT at any time by giving notice in writing to the other Party, which notice shall be effective upon dispatch, should the other Party file a petition of any type as to its bankruptcy, be declared a bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership;

b)	Either Party may terminate this AGREEMENT by giving notice in writing to the other Party should an event of force majeure as provided in Article 17.4 continue for more than […***…] months;

c)	Either Party may terminate this AGREEMENT by giving notice in writing to the other Party stating that this AGREEMENT might terminate under this Article 16.2., if the other Party (i) commits a material breach of any condition herein contained, and does not within […***…] days from receipt of written notice by the other Party of such breach remedy the same, if capable of remedy, or offer full compensation therefore; or (ii) if the other Party repetitiously commits a breach of any condition contained herein, and the aggregate of such repetitious breach represents a material breach of this AGREEMENT.

d)	In any event, should the application for the YELLOW BOX fail to succeed or should the PRODUCT be removed from the YELLOW BOX later and moved to the NO BOX (non-reimbursable products but in case of individual authorization an a case by case basis), then the parties shall meet and shall discuss the issue in good faith. Failing agreement within […***…] on a joint course of action, either party may terminate this agreement.

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e)	Should the Hauptverband require a 7 tablets/pack and should Nitec not elect to deliver such pack, then the parties shall meet and shall discuss the issue in good faith. Failing agreement on a joint course of action, either party may terminate this agreement.

16.3	Rights and Obligations on Expiration and Termination

In the event of termination or expiration of this AGREEMENT for any reason, the Parties shall have the following rights and obligations:

a)	Merck shall without undue delay take any measures necessary to transfer the MARKETING AUTHORIZATION for the PRODUCT and all documentation relating thereto to Nitec Germany or to a third party designated by Nitec Germany.

b)	All of Merck’s rights under or related to the TRADEMARK automatically end upon termination of this AGREEMENT.

Termination of this AGREEMENT shall not release either Party from the obligation to deliver or to make payment of all amounts then or thereafter due and payable;

16.4	Both Parties’ obligations pursuant to secrecy in Article 12 shall survive termination of this AGREEMENT;

16.5	In case of termination or expiration of this AGREEMENT, Merck will discontinue to distribute, to market and to sell the PRODUCT, if not stated otherwise in this AGREEMENT.

16.6	In the event of termination of this AGREEMENT, Nitec AG may repurchase stocks of PRODUCT held by Merck at the prices Merck has bought the PRODUCT from Nitec AG, if Nitec AG so chooses. Otherwise Merck is entitled to distribute the remaining stocks within […***…] within the TERRITORY. All stocks remaining after this period of […***…], including but not limited to all PRODUCT which might be returned thereafter, have to be destroyed at Merck’ responsibility and costs, a proof of which shall be submitted to Nitec AG.

Article 17 - Miscellaneous

17.1	Notices.

All notices, demands and communications required to be made under this AGREEMENT shall be in writing and delivered personally or sent by telefax and confirmed by airmail letter to the addresses shown above. Notice shall be deemed delivered on the date of delivery when delivered personally or on the third business day after the day on which they were sent by telefax or fourteen

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(14) days after being mailed by airmail letter, which provides for a signed receipt upon delivery.

17.2	Headings.

It is agreed by the Parties hereto, that the headings of the clauses herein have been included for convenience only and do not form any part of the AGREEMENT.

17.3	Severability.

In the event that any provision of this AGREEMENT is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the Parties shall replace any Article or part of an Article found to be invalid or unenforceable by alternative provisions which shall be as similar as possible in their conditions with regard to their spirit and commercial effect. The validity of the remaining provisions shall not be affected.

17.4	Force Majeure.

In the event that the performance of this AGREEMENT or of any obligation hereunder, other than payment of money as herein provided, by either Party is prevented, restricted or interfered with by reasons of any cause not within the control of the respective Party, and which could not by reasonable diligence have been avoided by such Party, the Party so effected, upon giving prompt notice to the other Party as to the nature and probable duration of such event, shall be excused from such performance to the extent and for the duration of such prevention, restriction or interference, provided that the Party so affected shall use its best efforts to avoid or remove such cause of non-performance and shall fulfil and continue performance hereunder with the utmost dispatch whenever and to the extent such cause or causes are removed.

17.5	Assignment.

Merck and Nitec may assign its rights and obligations under this AGREEMENT, in whole or in part, to any AFFILIATE upon prior written consent from Nitec or Merck respectively, which consent shall not be unreasonably withheld or delayed, provided that in each case the transferring party agrees to be fully responsible for the receiving AFFILIATE’S performance of this AGREEMENT.

17.6	Hardship.

Should the effects of this AGREEMENT resulting from future unforeseen events and developments lead to an unjust hardship for either Party and which hardship does not correspond with the intention of the Parties in good faith, the Parties shall without delay enter into negotiations to see in what way the conditions of the AGREEMENT can be made to suit altered circumstances.

17.7	Waiver.

If any Party should at any time refrain from enforcing its rights arising from a breach or default by the other Party of any of the provisions of this

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AGREEMENT, such waiver shall not be construed as a continuing waiver regarding that breach or default or other breaches or defaults of the same or other provisions of this AGREEMENT.

17.8	Conflicting Agreements.

In the event any provisions contained in the TTA shall conflict with the provisions contained in this AGREEMENT, this AGREEMENT shall prevail.

17.9	Written Form.

No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by duly authorized officers of the Parties. Any waiver of this written form requirement shall be in writing.

Article 18 - Governing Law

This AGREEMENT shall be governed by and interpreted in accordance with the laws of Germany without its provisions on the conflict of laws and without the UN Convention on the international Sale of Goods (CISG) and the rules incorporating this convention into German law.

Reinach, den 26/3/09	Wien, den 10/03/2009

Nitec Pharma AG	Merck GesmbH

/s/ Dr. Anders Härfstrand	/s/ Andreas Peilowich
(Dr. Anders Härfstrand)	(Andreas Peilowich)

Mannhein, den 25/03/09 Nitec Pharma GmbH

/s/ Achim Schäffler
(Achim Schäffler)

Appendix 1    Target Sales

Appendix 2     Design for Lodotra Trademark

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Transfer, Licence and Supply Agreement

Appendix 1

[…***…]

[…***…]

	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

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[…***…]

[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

[…***…]

[…***…]

[…***…]

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Appendix 2

Design of Lodotra Trademark

[…***…]

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